RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

PROSPECTUS
----------


                            Merrill Lynch & Co., Inc.
      Oracle Corporation Indexed Callable Protected Growth SM Securities
                               due March 31, 2003
                            "ProGroS SM Securities"
                          $10 principal amount per unit

         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the ProGroS Securities.

The ProGroS Securities:                              Payment at Maturity:


o 100%  principal protected if held to maturity      o  On the maturity date,  for each unit of the ProGroS
                                                        Securities  you own,  we  will pay  you  an amount
o Callable before the stated maturity date by           equal to the sum of the principal amount of each
  Merrill Lynch & Co., Inc.                             unit and an additional amount based on the
                                                        percentage increase, if any, in the price of a share of
o No payments before the stated maturity date           the common stock of Oracle Corporation above a
  unless called by Merrill Lynch & Co., Inc.            value of $29.1875.

o Senior  unsecured  debt  securities  of            o  You will receive no less than the principal amount
  Merrill Lynch & Co., Inc.                             of your ProGroS Securities.

o The ProGroS Securities are listed on the American Stock Exchange under the trading symbol "OPG".



               Investing in the ProGroS Securities involves risks.
                     See "Risk Factors" beginning on page 3


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if of this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                               Merrill Lynch & Co.
                                ----------------

                  The date of this prospectus is June 24, 1999.


            "Protected Growth" and "ProGroS" are registered service marks of Merrill Lynch & Co., Inc.




                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----

RISK FACTORS..............................................................3

DESCRIPTION OF PROGROS SECURITIES.........................................9

ORACLE COMMON STOCK.......................................................17

OTHER TERMS...............................................................17

INCORPORATION OF INFORMATION WE FILE WITH THE SEC.........................21

PLAN OF DISTRIBUTION......................................................22

EXPERTS...................................................................22









                                  RISK FACTORS

         Your investment in the ProGroS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the ProGroS Securities. In addition, you should reach an investment decision with regard to the ProGroS Securities only after consulting with your legal and tax advisors and considering the suitability of the ProGroS Securities in the light of your particular circumstances.

We may redeem the ProGroS Securities before the stated maturity date

         We may elect to redeem all of the ProGroS Securities in the manner and times described in this prospectus. We are likely to call the ProGroS Securities during a period when the secondary market price of the ProGroS Securities is approximately equal to the applicable redemption price. We can, however, call the ProGroS Securities during the specified periods described in this prospectus at our option regardless of the secondary market price of the ProGroS Securities. In the event that we elect to call the ProGroS Securities, you will receive only the relevant redemption price and no additional amount based on the price of the common stock of Oracle Corporation.

You may not earn a return on your investment

         You should be aware that if the ending value of Oracle common stock, determined as described in this prospectus, does not exceed $29.1875, the closing price of Oracle common stock on the date the ProGroS Securities were initially priced for sale to the public, at the stated maturity, you will only receive the principal amount of your ProGroS Securities. This will be true even if the value of Oracle common stock, at some time during the life of the ProGroS Securities, was higher than $29.1875 but later falls below $29.1875.

         You should compare the features of the ProGroS Securities to other available investments before deciding to purchase the ProGroS Securities. Due to the uncertainty as to whether the ProGroS Securities will earn a return or be redeemed before the stated maturity date, the returns which you may receive with respect to the ProGroS Securities may be higher or lower than the returns available on other investments. You should reach an investment decision only after carefully considering the suitability of the ProGroS Securities in light of your particular circumstances.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co., Inc. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return will not reflect the payment of dividends

         The calculation of the starting and ending values of the Oracle common stock does not take into consideration the value of dividends paid on that stock, if any. Therefore, the return you earn on the ProGroS Securities, if any, will not be the same as the return that you would earn if you actually owned shares of Oracle common stock and received any dividends paid on that stock.

There may be an uncertain trading market for the ProGroS Securities in the future

         Although the ProGroS Securities are listed on the AMEX under the symbol "OPG", you cannot assume that a trading market will continue to exist for the ProGroS Securities. If a trading market in the ProGroS Securities continues to exist, you cannot assume that there will be liquidity in that trading market. The continued existence of a trading market for the ProGroS Securities will depend on our financial performance and other factors such as the appreciation, if any, of the price of Oracle common stock.

         If the trading market for the ProGroS Securities is limited, there may be a limited number of buyers if you decide to sell your ProGroS Securities. This may affect the price you receive. Furthermore, it is unlikely that the secondary market price of the ProGroS Securities will correlate exactly with the market price of the Oracle common stock.

Many factors affect the trading value of the ProGroS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         Our ability to call the ProGroS Securities before their stated maturity date is likely to limit the secondary market price at which the ProGroS Securities will trade. In particular, we expect that the secondary market price of the ProGroS Securities generally will not exceed the applicable redemption price because of our ability to call the ProGroS Securities and pay only that redemption price. We believe that if we did not have the right to call the ProGroS Securities, the secondary market price of the ProGroS Securities would likely be significantly different.

         The trading value of the ProgGros Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the ProGroS Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the ProGroS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the ProGroS Securities attributable to another factor, such as an increase in the value of Oracle common stock. The following paragraphs describe the expected impact on the market value of the ProGroS Securities given a change in a specific factor, assuming all other conditions remain constant.

         The value of Oracle common stock will affect the value of the ProGros Securities. We expect that the market value of the ProGroS Securities will depend on the amount by which the price of Oracle common stock exceeds $29.1875, the value of Oracle common stock on the date the ProGroS Securities were initially priced for sale to the public. If you choose to sell your ProGroS Securities when the price of Oracle common stock exceeds $29.1875, you may receive substantially less than the amount that would be payable at the stated maturity date based on that price because of the expectation that the price of Oracle common stock will continue to fluctuate until its final value as described in this prospectus is determined.

         If you choose to sell your ProGroS Securities when the price of Oracle common stock is below $29.1875, you may receive less than the principal amount of your ProGroS Securities. As of the date of this prospectus, Oracle has not paid dividends on its common stock. As a general matter, if dividends are ever paid on Oracle common stock, a rising dividend rate, i.e., dividends per share, may increase the price of Oracle common stock while a falling dividend rate may decrease its price. Political, economic and other developments may also affect the price of Oracle common stock and the value of the ProGroS Securities.

         Changes in the levels of U.S. interest rates are expected to affect the trading value of the ProGroS Securities. We expect that the trading value of the ProGroS Securities will be affected by changes in interest rates. As a general matter during the earlier years of the ProGroS Securities, if U.S. interest rates increase, we expect that the trading value of the ProGroS Securities will decrease and if U.S. interest rates decrease, we expect the trading value of the ProGroS Securities will increase. However, interest rates may also affect the economy and, in turn, the price of Oracle common stock. Rising interest rates may lower the price of Oracle common stock and the ProGroS Securities. Falling interest rates may increase the value of Oracle common stock and the value of the ProGroS Securities.

         Changes in the volatility of Oracle common stock are expected to affect the trading value of the ProGroS Securities. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Oracle common stock increases, we expect that the trading value of the ProGroS Securities will increase. If the volatility of Oracle common stock decreases, we expect that the trading value of the ProGroS Securities will decrease.

         As the time remaining to maturity of the ProGroS Securities decreases, the "time premium" associated with the ProGroS Securities will decrease. The ProGroS Securities may trade at a value above that which would be expected based on the level of interest rates and the price of Oracle common stock. This difference will reflect a "time premium" due to expectations concerning the price of Oracle common stock during the period prior to the stated maturity date of the ProGroS Securities. However, as the time remaining to the stated maturity date of the ProGroS Securities decreases, we expect that this time premium will decrease, potentially lowering the trading value of the ProGroS Securities.

         Changes in dividend yields of Oracle common stock are expected to affect the trading value of the ProGroS Securities. If dividends are ever paid on Oracle common stock, the dividend yield that would result would likely affect the value of the ProGroS Securities. If the dividend yield on Oracle common stock were to increase, we expect that the value of the ProGroS Securities would decrease. Conversely, if the dividend yield on Oracle common stock were to decrease, we expect that the value of the ProGroS Securities would increase.

         Changes in our credit ratings may affect the trading value of the ProGroS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the ProGroS Securities. However, because your return on your ProGroS Securities is dependent upon factors in addition to our ability to pay our obligations under the ProGroS Securities, such as the percentage increase in the value of Oracle common stock at maturity, an improvement in our credit ratings will not reduce investment risks related to the ProGroS Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the ProGroS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities except that we expect that the effect on the trading value of the ProGroS Securities of a given increase in the value of Oracle common stock will be greater if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities.

You will not have any stockholder's rights with respect to the Oracle common stock

         Beneficial owners of the ProGroS Securities are not entitled to any rights with respect to Oracle common stock, including, voting rights and rights to receive any dividends or other distributions in respect of that stock.

No affiliation between ML&Co. and Oracle Corporation

         ML&Co. has no affiliation with Oracle Corporation, and Oracle Corporation has no obligations with respect to the ProGroS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the ProGroS Securities into consideration for any reason. Oracle Corporation did not receive any of the proceeds of the initial offering of the ProGroS Securities and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the ProGroS Securities on the stated maturity date or upon an earlier redemption. In addition, Oracle Corporation is not involved with the administration or trading of the ProGroS Securities.

There may be state law limits on the payment of amounts payable on the ProGroS Securities

         New York State law governs the indenture under which the ProGroS Securities are issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the ProGroS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the ProGroS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell Oracle common stock for our own accounts for business reasons or in connection with hedging our obligations under the ProGroS Securities. These transactions could affect the price of Oracle common stock and the return on your ProGroS Securities.

Potential conflicts

         The calculation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated or MLPF&S, is our subsidiary. Under some circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the ProGroS Securities could give rise to conflicts of interests. You should be aware that because we control the calculation agent, potential conflicts of interest could arise.






                            MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o  securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o  securities clearance services;

     o  equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o  insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the ProGroS Securities described in this prospectus.





                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:



                                                                                               For the Three
                                                      Year Ended Last Friday in December        Months Ended
                                                   1994     1995     1996     1997     1998    March 26, 1999
                                                   ----     ----     ----     ----     ----    --------------

Ratio of earnings to fixed charges(a).........     1.2      1.2      1.2      1.2      1.1          1.3


----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

       For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.






                        DESCRIPTION OF PROGROS SECURITIES

         The ProGroS Securities were issued as a series of Senior debt securities under the 1983 indenture which is more fully described in this prospectus.

         The ProGroS Securities will mature on March 31, 2003 unless called earlier at the option of ML&Co.

         Unless called, while at maturity a beneficial owner will receive the principal amount of each ProGroS Security plus the Supplemental Redemption
Amount described below, if any, there will be no other payment of interest, periodic or otherwise. See "-Payment at Maturity" below.

         The ProGroS Securities may be called by ML&Co. as described below, but are not subject to redemption at the option of any beneficial owner before the stated maturity date. Upon the occurrence of an Event of Default with respect to the ProGroS Securities, beneficial owners of the ProGroS Securities may accelerate the maturity of the ProGroS Securities, as described under "-Events of Default and Acceleration" and "Other Terms-Events of Default" in this Prospectus.

         The ProGroS Securities were issued in denominations of whole units.

Payment at Maturity

         At the stated maturity date, a beneficial owner of a ProGroS Security will be entitled to receive the principal amount of each unit plus a Supplemental Redemption Amount, if any, all as provided below. If the Supplemental Amount is not greater than zero, a beneficial owner of a ProGroS Security will be entitled to receive only the principal amount of its ProGroS Securities.

         The "supplemental redemption amount" for a ProGroS Security will be determined by the calculation agent and will equal:

principal amount of each ProGroS Securitiy ($10 per unit) x ( [Ending Value - Starting Value] )
                                                            (  -----------------------------  )
                                                            (         Starting Value          )


provided, however, that in no event will the supplemental redemption amount be less than zero.

         The "starting value" equals $29.1875.

         The "ending value" will be determined by the calculation agent and will equal the arithmetic average or arithmetic mean of the last prices of Oracle common stock determined on each of the first five calculation days during the calculation period. If there are fewer than five calculation days in the calculation period, then the ending value will equal the arithmetic average or arithmetic mean of the last prices of Oracle common stock on these calculation days, and if there is only one calculation day, then the ending value will equal the Last price of Oracle common stock on that calculation day. If no calculation days occur during the calculation period, then the ending value will equal the last price of Oracle common stock determined on the last scheduled calculation day in the calculation period, regardless of the occurrence of a Market disruption event on that day.

         The "calculation period" means the period from and including the seventh scheduled calculation day prior to the stated maturity date to and including the second scheduled calculation day before the stated maturity date.

         "calculation day" means any trading day during the calculation period on which a Market disruption event has not occurred.

         "trading day" is a day on which shares of Oracle common stock

         (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and

         (b) have traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Oracle common stock.

         "market disruption event" means the occurrence or existence on any trading day during the one-half hour period that ends when the last price is determined of any suspension of, or limitation imposed on, trading in Oracle common stock on the National Association of Securities Dealers, Inc. Automated Quotation System or other market or exchange, if applicable.

         "last price" means the last sales price of Oracle common stock as reported by the NASDAQ NMS or, if that security is not trading on the NASDAQ NMS on any date, as reported in the composite transactions for the principal United States securities exchange on which that security is so listed, or if that security is not so listed on a United States national or regional securities exchange, the last quoted bid price for that security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if the bid price is not available, the market value of that security on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent.

         "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a trading day on the NYSE.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the ProGroS Securities.


Early Call of the ProGroS Securities at the Option of ML&Co.

         Beginning April 1, 1999, ML&Co., in its sole discretion, may elect to call the ProGroS Securities offered hereby, in whole but not in part, before the stated maturity date by giving notice to the Trustee of ML&Co.'s election on any business day within the month of April in 1999, 2000, 2001 or 2002, at the related call price:



                 Call Period                            Call Price
                 --------------------                   --------------------

                 April, 1999                            116% of principal amount
                 April, 2000                            132% of principal amount
                 April, 2001                            148% of principal amount
                 April, 2002                            164% of principal amount



         If we elect to call your ProGroS Securities prior to the stated maturity date, you will receive only the relevant call price and you will not receive a supplemental redemption amount based on the price of Oracle common stock. If we do not call the ProGroS Securities prior to the stated maturity date, the principal amount plus the supplemental redemption amount, if any, that you receive at the stated maturity may be greater than or less than any of the call prices. ML&Co. may elect to call the ProGroS Securities on any business day during a call period by giving notice to the Trustee and specifying the date on which the call price shall be paid. The call date shall be no later than the 20th Business day after any call election. The Trustee will provide notice of any call election to the registered holders of the ProGroS Securities, specifying the call date, no later than 15, nor more than 30, days before the call date. While the ProGroS Securities are held at the Depositary, the registered holder will be the Depositary, and the Depositary will receive the notice of the call. As more fully described below under "Description of ProGroS Securities--Depositary", the Depositary will forward any notice to its participants which will pass any notice on to the beneficial owners.






         Hypothetical Returns

         The following table illustrates, for a range of hypothetical ending values:

         o the total amount payable at the stated maturity date for each unit of ProGroS Securities,

         o the total rate of return to beneficial owners of the ProGroS Securities and

         o the pretax annualized rate of return to beneficial owners of ProGroS Securities.

         This table assumes that the ProGroS Securities are not called prior to the stated maturity date.



                                                      Total Amount
                                                      Payable at the                                 Pretax
                           Percentage Change          Stated Maturity Date                           Annualized
   Hypothetical               Over the                per                     Total Rate             Rate of
   Ending value             Starting value            Unit                    of Return              Returns(1)
   ------------            ------------------         --------------------    ------------           ----------
         11.68                   -60%                  $10.00                  0.00%                 0.00%
         14.60                   -50%                  $10.00                  0.00%                 0.00%
         17.51                   -40%                  $10.00                  0.00%                 0.00%
         20.43                   -30%                  $10.00                  0.00%                 0.00%
         23.35                   -20%                  $10.00                  0.00%                 0.00%
         26.27                   -10%                  $10.00                  0.00%                 0.00%
         29.19                     0%                  $10.00                  0.00%                 0.00%
         32.11                    10%                  $11.00                 10.00%                 1.90%
         35.03                    20%                  $12.00                 20.00%                 3.65%
         37.95                    30%                  $13.00                 30.00%                 5.28%
         40.87                    40%                  $14.00                 40.00%                 6.79%
         43.79                    50%                  $15.00                 50.00%                 8.22%
         46.70                    60%                  $16.00                 60.00%                 9.55%
         49.62                    70%                  $17.00                 70.00%                10.82%
         52.54                    80%                  $18.00                 80.00%                12.02%
         55.46                    90%                  $19.00                 90.00%                13.16%
         58.38                   100%                  $20.00                100.00%                14.25%
         61.30                   110%                  $21.00                110.00%                15.29%
         64.22                   120%                  $22.00                120.00%                16.29%



(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2)  The starting value equals $29.1875.

         The above figures are for purposes of illustration only. The actual supplemental redemption amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual ending value determined by the calculation agent as provided in this prospectus.

Dilution Adjustments

         The Last prices used to determine the ending value are subject to adjustment if Oracle Corporation shall:

         (a) pay a stock dividend or make a distribution with respect to Oracle common stock in shares of Oracle common stock;

         (b) subdivide or split the outstanding shares of Oracle common stock into a greater number of shares;

         (c) combine the outstanding shares of Oracle common stock into a smaller number of shares;

         (d) issue by reclassification of shares of Oracle common stock any shares of common stock of Oracle Corporation;

         (e) issue rights or warrants to all holders of Oracle common stock entitling them to subscribe for or purchase shares of Oracle common stock at a price per share less than the then current market price of Oracle common stock (other than rights to purchase Oracle common stock pursuant to a plan for the reinvestment of dividends or interest); or

         (f) pay a dividend or make a distribution to all holders of Oracle common stock of evidences of its indebtedness or other assets, excluding any stock dividends or distributions referred to in clause (a) above or any cash dividends other than any extraordinary cash dividend or issue to all holders of Oracle common stock rights or warrants to subscribe for or purchase any of its securities, other than those referred to in clause
               (e) above, any of the foregoing are referred to as the "Distributed Assets". The effect of the foregoing is that there will not be any adjustments to the ending value for the issuance by Oracle Corporation of options, warrants, stock purchase rights or securities in connection with the employee benefit plans of Oracle Corporation.

         All adjustments will be calculated to the nearest 1/10,000th of a share of Oracle common stock or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share. No adjustment shall be required unless any adjustment would require an increase or decrease of at least one percent in the last price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         An "Extraordinary cash dividend" means, with respect to any consecutive 12-month period, all cash dividends on Oracle common stock during that period to the extent any dividends exceed on a per share basis 10% of the average last price of Oracle common stock over that period less any dividends for which a prior adjustment was previously made.

         In the event of

         (a) any consolidation or merger of Oracle Corporation, or any surviving entity or subsequent surviving entity of Oracle Corporation, a "Successor Company", with or into another entity, other than a merger or consolidation in which Oracle Corporation is the continuing corporation and in which Oracle common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Oracle Corporation or another corporation,

         (b) any sale, transfer, lease or conveyance to another corporation of the property of Oracle Corporation or any Successor Company as an entirety or substantially as an entirety,

         (c) any statutory exchange of securities of Oracle Corporation or any Successor Company with another corporation, other than in connection with a merger or acquisition or

         (d) any liquidation, dissolution, winding up or bankruptcy of Oracle Corporation or any Successor Company, any event described in clause (a), (b), (c) or (d), a "reorganization event", the ending value shall equal the reorganization event value.

         The "reorganization event value" shall be determined by the calculation agent and shall equal

          o the transaction value related to the relevant Reorganization Event, plus

          o interest on the transaction value accruing from the date of the payment or delivery of the consideration, if any, received in connection with that Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of that payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the ProGroS Securities.

         The "transaction value" means

          o for any cash received in any reorganization event, the amount of cash received per share of Oracle common stock,

          o for any property other than cash or securities received in any reorganization event, an amount equal to the market value of property received per share on the date that the property is received by holders of Oracle common stock as determined by the calculation agent, and

          o for any securities received in any reorganization event, an amount equal to the last price per unit of securities on the date the securities are received by holders of Oracle common stock multiplied by the number of the securities received for each share of Oracle common stock, subject to adjustment on a basis consistent with the adjustment provisions described above.

         The foregoing adjustments shall be made by MLPF&S, as calculation agent, and all adjustments shall be final.

         No adjustments will be made for other events, such as offerings of Oracle common stock by Oracle Corporation for cash or in connection with acquisitions.

         ML&Co. will, within ten business days following the occurrence of an event that requires an adjustment or if ML&Co. is not aware of occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the ProGroS Securities of the occurrence of any event and, if applicable, a statement in reasonable detail setting forth the adjusted last price to be used in determining the ending value.

Events of Default and Acceleration

         In case an event of default with respect to any ProGroS Securities has occurred and is continuing, the amount payable to a beneficial owner of a ProGroS Security upon any acceleration permitted by the ProGroS Securities, with respect to each unit, will be equal to the principal amount and the supplemental redemption amount, if any, calculated as though the date of early repayment were the stated maturity date of the ProGroS Securities. See "Description of ProGroS Securities--Payment at Maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a ProGroS Security may be limited, under Section 502(b)(2) f Title 11 of the United States Code, to the principal amount of the ProGroS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the ProGroS Securities.

         In case of default in payment of the ProGroS Securities whether at the call date, at the stated maturity date, or upon acceleration, from and after the stated maturity date the ProGroS Securities shall bear interest, payable upon demand of their beneficial owners, at the rate of 5.96% per annum to the extent that payment of interest shall be legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the ProGroS Securities to the date payment of that amount has been made or duly provided for.

Global Securities

         Description of the Global Securities.

         The ProGroS Securities are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC, together with any successor thereto, being a "depositary", as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for ProGroS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the Depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the ProGros Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the ProGros Securities represented by a global security will not be entitled to have the ProGros Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the ProGros Securities in definitive form and will not be considered the owners or holders of the ProGros Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the ProGroS Securities. The ProGroS Securities have been issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities have been issued for the ProGroS Securities in the aggregate principal amount of that issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of ProGroS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the ProGroS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which that beneficial owner entered into the transaction. Transfers of ownership interests in the ProGroS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all ProGroS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of ProGroS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the ProGroS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the ProGroS Securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the ProGroS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the ProGroS Securities are credited on the record date, identified in a listing attached to the omnibus proxy.

         Principal, premium, if any, and/or interest, if any, payments on the ProGroS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the Trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of direct and indirect participants.

         Exchange for Certificated Securities

         If:

         (a) the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         (b)       ML&Co.  executes and delivers to the trustee a company  order
                   to  the   effect   that  the  global   securities   shall  be
                   exchangeable, and

         (c) an event of default under the 1983 indenture has occurred and is continuing with respect to the ProGroS Securities,

the global securities will be exchangeable for ProGroS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive ProGroS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the Depositary. In that event, MITTS Security in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Payment

         All payments of principal and the supplemental redemption amount, and call price if any, and will be made by ML&Co. in immediately available funds so long as the ProGroS Securities are maintained in book-entry form.


                               ORACLE COMMON STOCK

Oracle Corporation

         Oracle Corporation supplies software for information management. Oracle Corporation offers its database, tools and application products, along with related consulting, education, and support services in more than 140 countries around the world.

         Oracle Corporation is subject to the informational requirements of the Exchange Act. Accordingly, Oracle Corporation files reports, proxy and other information statements and other information with the SEC. Information provided to or filed with the SEC by Oracle Corporation is available at the offices of the Commission. ML&Co. makes no representation or warranty as to the accuracy or completeness of these reports.

         ML&Co. is not affiliated with Oracle Corporation and Oracle Corporation has no obligations with respect to the ProGroS Securities. This prospectus relates only to the ProGroS securities offered by this prospectus and does not relate to Oracle common stock or other securities of Oracle Corporation. The information contained in this prospectus regarding Oracle Corporation has been derived from the publicly available documents described in the preceding paragraph. ML&Co. has not participated in the preparation of these documents or made any due diligence inquiries with respect to Oracle Corporation in connection with the initial offering of the ProGroS Securities. ML&Co. makes no representation that any publicly available documents or any other publicly available information regarding Oracle Corporation are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of Oracle common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning Oracle Corporation could affect the Supplemental Redemption Amount to be received at the stated maturity date and therefore the trading value of the ProGroS Securities.

         From time to time, in the ordinary course of business, affiliates of ML&Co. have engaged in investment banking activities on behalf of the Oracle Corporation as well as served as counterparty in other transactions.

         Oracle common stock is traded on the NASDAQ NMS under the trading symbol "ORCL".


                                   OTHER TERMS

         ML&Co. issued the ProGroS Securities as a series of senior debt securities under the 1983 indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as Trustee. A copy of the 1983 indenture is filed as an exhibit to the registration statement relating to the ProGroS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 indenture, including the definitions of terms in the 1983 indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 indenture.

         The 1983 indenture and the ProGroS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from some subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations Upon Liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered Voting Stock whether or not the event has happened.

Limitation on Disposition of Voting Stock of, and Merger and Sale of Assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and Consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

              o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

              o perform and observe of all of ML&Co.'s obligations under the 1983 indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 indenture.

Modification and Waiver

         The 1983 indenture may be modified and amended by ML&Co. and the trustee with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or additional amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or additional amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or additional amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by ML&Co. with provisions in the 1983 indenture, except as described under "--Events of Default".

Events of Default

         Each of the following will be events of default with respect to senior debt securities of any series:

         o default in the payment of any interest or additional amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other event of default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 indenture.

         If an event of default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may waive any event of default with respect to any series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 indenture. Before proceeding to exercise any right or power under the 1983 indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The ProGroS Securities and other series of senior debt securities issued under the 1983 indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 indenture.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the ProGroS Securities and other securities. For further information on ML&Co. and the ProGroS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o    incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o    annual report on Form 10-K for the year ended December 25, 1998;

         o    quarterly report on Form 10-Q for the period ended March 26, 1999;
              and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
              May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o    definitive proxy or information  statements filed under Section 14
              of  the   Exchange   Act  in   connection   with  any   subsequent
              stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above, excluding exhibits, at no cost, by contacting us at the following address: Mr. Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the ProGroS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the ProGroS Securities.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The ProGroS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the ProGroS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.